Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FIRST-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., January 17, 2008 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the first quarter ended December 29, 2007. Net earnings for the quarter were $4.2 million, or $0.23 per diluted share compared with $5.8 million, or $0.32 per diluted share for the same period last year. Net sales for the quarter decreased 5.4% to $66.0 million from $69.7 million last year. Shipments decreased 6.1% while average selling prices rose 0.7%.
“Considering the weak demand that we experienced in certain of our markets and rising raw material costs, Insteel posted solid results for the first quarter,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Shipments for the quarter were unfavorably impacted by the continued downturn in housing-related demand and low-priced import competition in our PC strand business. Demand for engineered structural mesh (“ESM”) and other products for markets related to nonresidential construction remained relatively strong.”
Gross profit for the quarter decreased to $10.6 million (16.1% of net sales) from $13.6 million (19.5% of net sales) a year ago due to the escalation in raw material costs, lower shipments and higher unit conversion costs. Most of the Company’s manufacturing facilities operated on reduced schedules during the quarter in response to the soft market conditions and usual seasonal downturn during what is typically the weakest shipment period of the year.
Operating activities of continuing operations provided $17.3 million of cash during the quarter compared with $4.2 million a year ago primarily due to the year-over-year changes in net working capital, which offset the decrease in earnings. Net working capital provided $8.9 million of cash while using $3.8 million a year ago largely due to the $9.9 million increase in inventory that occurred in the prior year. The strong operating cash flow for the quarter enabled the Company to fund $4.9 million of capital expenditures, repurchase 208,585 shares or $2.5 million of common stock under its previous share repurchase authorization, pay $0.5 million of dividends and end the quarter debt-free with $17.7 million of cash, an increase of $9.0 million from the previous quarter-end. Capital expenditures for fiscal 2008 are currently expected to total $10.0 million, although the actual amount is subject to change based on adjustments in project timelines or scope, future market conditions, the Company’s financial performance and additional growth opportunities that may arise.
Commenting on the outlook for the remainder of fiscal 2008, Woltz said, “Although the favorable trends for most categories of nonresidential construction are expected to continue, we anticipate the weakness in residential construction will begin to impact commercial construction markets as the year progresses. In addition, prices for our primary raw material, hot-rolled steel wire rod, are rising to unprecedented levels in spite of weak demand across most markets as the drop-off in import availability has caused supply to fall faster than demand. Under these circumstances, it may be difficult for us to fully recover these costs in our markets depending upon competitive dynamics.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

“While business conditions in 2008 are likely to be more challenging than in recent years, we believe that our aggressive investment program ideally positions the Company to capitalize on future growth in demand and achieve significant cost reductions. As we move further into the year, we expect to benefit from the usual seasonal upturn in demand and gradually increasing contributions from our ESM product line as we continue to ramp up the expansions at our North Carolina and Texas facilities.”
On January 2, 2008, Insteel’s shares began trading on the NASDAQ Global Select Market under the symbol IIIN. The NASDAQ Global Select Market, one of the three market tiers at NASDAQ, recognizes NASDAQ’s world-class listed companies and their commitment to high standards and good governance. It is reserved for companies that meet the highest initial listing standards in the world based on financial and liquidity requirements. Prior to the upgrade, the Company’s shares were traded on the NASDAQ Global Market under the same symbol.
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s first-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 29, 2007, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general
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Insteel Industries, Inc.

economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increased spending for nonresidential construction; the severity and duration of the downturn in residential construction activity, the impact on those portions of the Company’s business that are correlated with the housing sector and the probable impact on commercial construction; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 29, 2007.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006
Net sales	$65,980	$69,716
Cost of sales	55,360	56,092

Gross profit	10,620	13,624
Selling, general and administrative expense	4,087	4,243
Other income, net	(19)	(18)
Interest expense	158	142
Interest income	(207)	(190)

Earnings from continuing operations before income taxes	6,601	9,447
Income taxes	2,370	3,516

Earnings from continuing operations	4,231	5,931
Loss from discontinued operations net of income taxes of ($4) and ($96)	(7)	(152)

Net earnings	$4,224	$5,779

Per share amounts:
Basic:
Earnings from continuing operations	$0.23	$0.33
Loss from discontinued operations	—	(0.01)

Net earnings	$0.23	$0.32

Diluted:
Earnings from continuing operations	$0.23	$0.32
Loss from discontinued operations	—	—

Net earnings	$0.23	$0.32

Cash dividends declared	$0.03	$0.03

Weighted average shares outstanding
Basic	18,021	18,114

Diluted	18,189	18,288

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 29,	September 29,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$17,719	$8,703
Accounts receivable, net	25,960	34,518
Inventories	45,410	47,401
Prepaid expenses and other	3,307	4,640

Total current assets	92,396	95,262
Property, plant and equipment, net	70,696	67,147
Other assets	7,409	7,485
Non-current assets of discontinued operations	3,635	3,635

Total assets	$174,136	$173,529

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,874	$16,705
Accrued expenses	5,389	7,613
Current liabilities of discontinued operations	234	247

Total current liabilities	23,497	24,565
Other liabilities	5,145	4,862
Long-term liabilities of discontinued operations	243	252
Shareholders’ equity:
Common stock	18,095	18,303
Additional paid-in capital	46,730	48,939
Deferred stock compensation	(932)	(1,132)
Retained earnings	83,279	79,859
Accumulated other comprehensive loss	(1,921)	(2,119)

Total shareholders’ equity	145,251	143,850

Total liabilities and shareholders’ equity	$174,136	$173,529

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006
Cash Flows From Operating Activities:
Net earnings	$4,224	$5,779
Loss from discontinued operations	7	152

Earnings from continuing operations	4,231	5,931
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,692	1,167
Amortization of capitalized financing costs	124	124
Stock-based compensation expense	328	219
Excess tax deficiency (benefit) from stock-based compensation	15	(37)
Loss on sale of property, plant and equipment	46	—
Deferred income taxes	124	1
Increase in cash surrender value of life insurance over premiums paid	—	(79)
Net changes in assets and liabilities:
Accounts receivable, net	8,558	7,934
Inventories	1,991	(9,886)
Accounts payable and accrued expenses	(1,669)	(1,871)
Other changes	1,817	742

Total adjustments	13,026	(1,686)

Net cash provided by operating activities — continuing operations	17,257	4,245
Net cash used for operating activities — discontinued operations	(29)	(116)

Net cash provided by operating activities	17,228	4,129

Cash Flows From Investing Activities:
Capital expenditures	(4,900)	(2,722)
Increase in cash surrender value of life insurance policies	(260)	(1)

Net cash used for investing activities — continuing operations	(5,160)	(2,723)

Net cash used for investing activities	(5,160)	(2,723)

Cash Flows From Financing Activities:
Proceeds from long-term debt	698	74
Principal payments on long-term debt	(698)	(74)
Excess tax deficiency (benefit) from stock-based compensation	(15)	37
Repurchase of common stock	(2,530)	—
Cash dividends paid	(548)	(543)
Other	41	36

Net cash used for financing activities — continuing operations	(3,052)	(470)

Net cash used for financing activities	(3,052)	(470)

Net increase in cash and cash equivalents	9,016	936
Cash and cash equivalents at beginning of period	8,703	10,689

Cash and cash equivalents at end of period	$17,719	$11,625

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$45	$18
Income taxes	130	2,115
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	387	922
Issuance of restricted stock	—	30
Declaration of cash dividends to be paid	543	548
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Insteel Industries, Inc.